Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ProSomnus, Inc. of our report dated April 2, 2022, relating to the consolidated financial statements of ProSomnus Holdings, Inc., appearing in the Annual Report on Form 10-K of ProSomnus, Inc. for the year ended December 31, 2022.

/s/SingerLewak LLP
San Jose, California
June 13, 2023